Exhibit 99.1

PRESS RELEASE
Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies Reports Record Revenue of $184.6 Million in the Third Quarter, up 13% over the Prior Year Period

Company Increases Revenue and Adjusted EBITDA Guidance for 2016

RENO, Nev. November 7, 2016 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2016.

Third Quarter Summary:

	Three Months ended September 30
($ millions, except EPS data)	2016	2015	Change
Revenues
Electricity	109.8	97.2	12.9%
Product	74.8	65.6	14.0%
Total Revenues	184.6	162.9	13.4%
Gross margin	74.5	59.3	25.6%
Operating income	48.2	46.5	3.7%
Operating income, As Adjusted (1)	59.2	46.5	27.4%
Adjusted EBITDA(2)	85.4	79.0	8.1%
GAAP EPS	0.24	1.41	-83.0%
EPS, As Adjusted(3)	0.56	0.46	21.7%

Third Quarter 2016 Highlights and Recent Developments:

●

Electricity segment revenues of $109.8 million, up 12.9% compared to the third quarter of 2015, mainly due to new power plants commencing operations in the fourth quarter of 2015 and early 2016, higher energy rates at the Heber 1 power plant and the consolidation of the Guadeloupe power plant acquired from Geothermie Bouillante SA in July 2016;

●	Electricity generation increased 10.8% compared to the third quarter of 2015, from 1.1 million MWh to 1.3 million MWh;

●	Gross margin increased to 40.3% of total revenues compared to 36.4% in the third quarter of 2015, mainly as a result of improved operating efficiencies;

[1]	Operating income, as adjusted, excludes $11.0 million of one-time settlement expenses.
[2]	Adjusted EBITDA for the third quarter of 2016 include $3.5 million of income attributable to sale of tax benefits compared to $8.6 million for the third quarter of 2015.
[3]

EPS, as adjusted, excludes an $11.0 million one-time settlement expenses and $5.0 million one-time prepayment fees for the third quarter of 2016 and $48.7 million tax benefit and related expenses for the third quarter of 2015.

●

Operating income increased 3.8% to $48.2 million, including of $11.0 million of one-time settlement expenses, compared to $46.5 million in the third quarter of 2015; excluding the one-time settlement expenses, operating income grew 27.4%;

●

Net income attributable to the company's shareholders of $12.1 million or $0.24 per diluted share, including $5.0 million of one-time fees related to the prepayment of the Company's senior unsecured bonds and $11.0 million of one-time settlement expenses, compared to $72.1 million or $1.41 per diluted share, including a $48.7 million tax benefit and related expenses related to a tax law change in Kenya, in the third quarter of 2015;

●

Net income attributable to the company's shareholders of $28.1 million or $0.56 per diluted share excluding $5.0 million of one-time fees and $11.0 million of one-time settlement expenses, compared to $23.4 million or $0.46 per diluted share, excluding the $48.7 million tax benefit and related expenses related to a tax law change in Kenya, in the third quarter of 2015; an increase of 21.7%;

●

Adjusted EBITDA of $85.4 million, up 8.1% compared to $79.0 million in the third quarter of 2015. EBITDA and Adjusted EBITDA for the third quarter of 2016 include $3.5 million of income attributable to sale of tax benefits, compared to $8.6 million for the third quarter of 2015; and

●	Declared a quarterly dividend of $0.07 per share for the third quarter of 2016.

“We continue to execute on our strategic plan and advance initiatives to enhance operational efficiency that will position Ormat for continued profitable growth,” Isaac Angel, Chief Executive Officer. “We again delivered double-digit revenue growth, due to strong performances from both our electricity and product segment, and prudent expense management enabled us to generate a 25.6% year-over-year increase in gross margin. We prepaid the $250 million high-cost indebtedness that was due on August 2017 and successfully raised over $200 million in two tranches of senior unsecured bonds, which will enable us to significantly reduce our ongoing interest expense. We also signed a settlement agreement with respect to the previously disclosed False Claims Act litigation to avoid the burden, inconvenience and expense of continued litigation with no admission of wrongdoing by Ormat. The total $16 million one-time expenses that we incurred in the third quarter (comprising the False Claims Act litigation settlement expenses and the prepayment premium on the bonds) will result in significant savings in future expenses. Our results exceeded expectations and give us confidence to increase 2016 guidance. We are increasingly optimistic about our growth and profitability prospects in 2017 and beyond.”

Guidance

Mr. Angel added, “We are well-ahead of the pace for our previous guidance, and with a strong backlog and increasing confidence in both our electricity and product segment, we are increasing our 2016 full-year outlook. We now expect full-year 2016 total revenue of between $637.0 million and $647.0 million, with product segment revenue of between $215.0 million and $220.0 million. For the electricity segment, we expect revenues to be between $422.0 million and $427.0 million. We now expect 2016 Adjusted EBITDA of between $318.0 million and $323.0 million for the full year.”

Financial Summary

Third Quarter Results

For the three months ended September 30, 2016, total revenues were $184.6 million, up from $162.9 million for the three months ended September 30, 2015, an increase of 13.4%. Electricity segment revenues increased 12.9% to $109.8 million in the three months ended September 30, 2016, up from $97.2 million for the three months ended September 30, 2015. Product segment revenues increased 14.0% to $74.8 million for the three months ended September 30, 2016, up from $65.6 million in the three months ended September 30, 2015.

General and administrative expenses for the three months ended September 30, 2016 were $19.1 million, compared to $8.0 million for the three months ended September 30, 2015. The increase was mainly due to a non-recurring $11.0 million expense related to a settlement of the previously disclosed False Claims Act litigation. Excluding the one-time expenses, general and administrative expenses for the three months ended September 30, 2016 constituted 4.5% of total revenues for the period, compared to 4.9% for the three months ended September 30, 2015.

Other non-operating expense for the three months ended September 30, 2016 was $5.5 million, including of prepayment fees of approximately $5.0 million due to the repayment of the Company's senior unsecured bonds in September 2016, compared to $0.1 million for the three months ended September 30, 2015.

Income tax provision for the three months ended September 30, 2016 was $12.0 million, compared to income tax benefit of $38.2 million for the three months ended September 30, 2015. Income tax benefit for the three months ended September 30, 2015 includes a $49.4 million deferred tax asset relating to the release of the valuation allowance for the additional 50% investment deduction for our Olkaria 3 power plant based on amendments to the Kenya Income Tax Act that came into effect on September 11, 2015 and which extended the period to utilize such investment deduction from five years to ten years. Income tax provision for the three months ended September 30, 2015, excluding the $49.4 million, was $11.2 million.

The company reported net income attributable to the company’s shareholders of $12.1 million, including $11.0 million in one-time settlement expenses and $5.0 million in repayment fees, each referenced above, or $0.24 per diluted share, compared to net income attributable to the company’s shareholders of $72.1 million, including a $48.7 million tax benefit and related expenses, also referenced above, or $1.41 per diluted share, for the same period last year.

Net income attributable to the company’s shareholders of $28.1 million or $0.56 per diluted share excluding $16 million one-time expenses comprising the False Claims Act litigation settlement expenses and the prepayment premium on the bonds , compared to $23.4 million, excluding $48.7 million tax benefit and related expenses, or $0.46 per diluted share, for the third quarter of 2015;

Adjusted EBITDA for the three months ended September 30, 2016 was $85.4 million, compared to $79.0 million for the three months ended September 30, 2015, an increase of 8.1%. EBITDA and Adjusted EBITDA for the third quarter of 2016 includes $3.5 million of Income attributable to sale of tax benefits compared to $8.6 million for the third quarter of 2015. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flow information is set forth below in this release.

On November 7, 2016, Ormat's Board of Directors approved payment of a quarterly dividend of $0.07 per share pursuant to the company’s dividend policy. The dividend will be paid on December 6, 2016 to shareholders of record as of the close of business on November 21, 2016.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9 a.m. ET on Tuesday, November 8, 2016. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

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About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 72 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 450 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 710 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

###

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods Ended September 30, 2016 and 2015

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$109,795	$97,245	$321,664	$278,124
Product	74,822	65,607	174,408	145,446
Total revenues	184,617	162,852	496,072	423,570
Cost of revenues:
Electricity	66,481	61,501	192,410	179,604
Product	43,647	42,019	99,504	89,826
Total cost of revenues	110,128	103,520	291,914	269,430
Gross margin	74,489	59,332	204,158	154,140
Operating expenses:
Research and development expenses	1,086	335	2,030	1,112
Selling and marketing expenses	4,793	4,383	12,136	12,099
General and administrative expenses	19,093	7,950	36,625	25,597
Write-off of unsuccessful exploration activities	1,294	185	2,714	359
Operating income	48,223	46,479	150,653	114,973
Other income (expense):
Interest income	266	53	831	106
Interest expense, net	(17,137)	(17,748)	(51,561)	(54,435)
Derivatives and foreign currency transaction gains (losses)	(222)	1,296	(2,592)	(641)
Income attributable to sale of tax benefits	3,463	8,634	12,380	18,917
Other non-operating expense, net	(5,546)	(131)	(5,306)	(1,523)
Income before income taxes and equity in losses of investees	29,047	38,583	104,405	77,397
Income tax provision (benefit)	(11,988)	38,211	(29,387)	26,696
Equity in losses of investees, net	(2,653)	(3,133)	(4,734)	(4,892)

Net income	14,406	73,661	70,284	99,201
Net income attributable to noncontrolling interest	(2,326)	(1,522)	(4,584)	(2,616)
Net income attributable to the Company's stockholders	$12,080	$72,139	$65,700	$96,585

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.24	$1.47	$1.33	$2.00

Diluted:
Net Income	$0.24	$1.41	$1.31	$1.93

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	49,599	49,023	49,410	48,388
Diluted	50,289	51,113	50,097	50,011

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2016 and December 31, 2015

(Unaudited)

	September 30,	December 31,
	2016	2015

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$90,066	$185,919
Restricted cash, cash equivalents and marketable securities	50,525	49,503
Receivables:
Trade	65,198	55,301
Other	13,645	7,885
Inventories	12,973	18,074
Costs and estimated earnings in excess of billings on uncompleted contracts	38,025	25,120
Prepaid expenses and other	38,940	33,334
Total current assets	309,372	375,136
Deposits and other	18,738	17,968
Deferred charges	40,690	42,811
Property, plant and equipment, net	1,570,307	1,559,335
Construction-in-process	271,853	248,835
Deferred financing and lease costs, net	5,188	4,022
Intangible assets, net	56,052	25,875
Goodwill	7,071	—
Total assets	$2,279,271	$2,273,982
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$102,854	$91,955
Billings in excess of costs and estimated earnings on uncompleted contracts	37,134	33,892
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	28,121	29,930
Other loans	21,494	21,495
Full recourse	12,302	11,229
Total current liabilities	201,905	188,501
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	273,017	294,476
Other loans	267,210	275,888
Full recourse:
Senior unsecured bonds	203,483	249,698
Other loans	12,373	18,687
Accumulated losses of unconsolidated company in excess of investment	16,664	8,100
Liability associated with sale of tax benefits	1,043	11,665
Deferred lease income	55,460	58,099
Deferred income taxes	34,961	32,654
Liability for unrecognized tax benefits	10,260	10,385
Liabilities for severance pay	19,020	19,323
Asset retirement obligation	22,099	20,856
Other long-term liabilities	20,862	1,776
Total liabilities	1,138,357	1,190,108

Reedemable non-controlling interest	4,972	—

Equity:
The Company's stockholders' equity:
Common stock	50	49
Additional paid-in capital	859,855	849,223
Retained earnings (accumulated deficit	191,627	148,396
Accumulated other comprehensive income (loss)	(11,503)	(7,667)
	1,040,029	990,001
Noncontrolling interest	95,913	93,873
Total equity	1,135,942	1,083,874
Total liabilities and equity	$2,279,271	$2,273,982

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Periods Ended September 30, 2016 and 2015

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, (vii) gains or losses from extinguishment of liability, (viii) gains or losses on sale of subsidiary and property, plant and equipment and (ix) settlement expenses. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three-month periods ended September 30, 2016 and 2015.

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

	(in thousands)		(in thousands)
Net cash provided by operating activities	$38,454	$10,239	$158,027	$122,965
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	15,977	15,244	47,269	47,571
Interest income	(266)	(53)	(831)	(106)
Income tax provision	11,988	(38,211)	29,387	(26,696)
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	2,259	91,326	(10,178)	56,699
EBITDA	$68,412	$78,545	$223,674	$200,433

Mark-to-market gains or losses from accounting for derivatives	(1,697)	(645)	797	2,794
Stock-based compensation	1,724	921	3,383	3,077
Gains or losses on sale of subsidiary and property, plant and equipment	(686)	—	(686)	—
Termination fees	—	—	—	—
Impairment of long-lived assets	—	—	—	—
Gains or losses from extinguishment of liability	5,780	—	5,780	1,710
Merger and acquisition transaction cost	(412)	—	235	3,800
Settlement expenses	11,000	—	11,000	—
Write-off of unsuccessful exploration activities	1,294	185	2,714	359
Adjusted EBITDA	$85,415	$79,006	$246,897	$212,173

Net cash used in investing activities	$(69,900)	$2,895	$(125,189)	$(76,538)
Net cash provided by (used in) financing activities	$(71,044)	$20,742	$(128,691)	$84,884

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

	(in thousands)		(in thousands)
Net income	$14,406	$73,661	$70,284	$99,201
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	16,871	17,695	50,730	54,329
Income tax provision	11,988	(38,211)	29,387	(26,696)
Depreciation and amortization	25,147	25,400	73,273	73,599
EBITDA	$68,412	$78,545	$223,674	$200,433

Mark-to-market gains or losses from accounting for derivatives	(1,697)	(645)	797	2,794
Stock-based compensation	1,724	921	3,383	3,077
Gains or losses on sale of subsidiary and property, plant and equipment	(686)	—	(686)	—
Termination fees	—	—	—	—
Impairment of long-lived assets
Gains or losses from extinguishment of liability	5,780	—	5,780	1,710
Merger and acquisition transaction cost	(412)	—	235	3,800
Settlement expenses	11,000	—	11,000	—
Write-off of unsuccessful exploration activities	1,294	185	2,714	359
Adjusted EBITDA	$85,415	$79,006	$246,897	$212,173

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EPS as adjusted

For the Three-Month Periods Ended September 30, 2016 and 2015

(Unaudited)

	Three Months Ended September 30
	2016	2015

	(in thousands)

Net income attributable to the Company's stockholders	$12,080	$72,139

One-time settlement expenses	11,000	—

One-time prepayment fees	5,000	—

One-time tax benefit	—	(48,700)
Adjusted net income attributable to the Company's stockholders	$28,080	$23,439

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	50,289	51,113

Adjusted earnings per share attributable to the Company's stockholders diluted:	0.56	0.46